Blazzard,  Grodd  &  Hasenauer,  P.C.
4401 West Tradewinds Avenue
Suite 207
Fort Lauderdale, Florida 33308
(954) 771-6667

May 14, 2001

Board  of  Directors
First Variable Life Insurance Company
2122 York Road
Oak Brook, Illinois 60523

Re: Opinion of Counsel - First Variable Life Insurance Company - First Variable Annuity Fund E

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Individual Flexible Purchase Payment Deferred Variable Annuity Contracts (the "Contracts") to be issued by First Variable Life Insurance Company and its separate account, First Variable Annuity Fund E.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. First Variable Annuity Fund E is a Unit Investment Trust as the term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to
Section 8(a) of the "Act".

     2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.

By: /S/ JUDITH A. HASENAUER
    --------------------------
    Judith A. Hasenauer